Exhibit 99.7

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a director nominee to the board of directors of AIRO Group, Inc. and to the disclosure of the undersigned’s biographical information included in the Registration Statement on Form S-4, and any amendments and supplements thereto, filed by AIRO Group, Inc. with the U.S. Securities and Exchange Commission. The undersigned further consents to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: January 18, 2024

By:	/s/ Michael Peterson
Michael Peterson